FOR IMMEDIATE RELEASE:

Contacts:Regina Milano (Media) Dan Loh (Investors)	914-701-8417 914-701-8200

Atlas Air Worldwide Holdings, Inc.
2Q07 Net Income Totals $43.2 Million, Up 304%

EPS Rises to $2.01 from $0.51 per Share

Improved Operating Performance, Enhanced Margins;
Income Tax Benefit and Reduced Interest Expense Add to Earnings

AAWW to Host Conference Call, Webcast at 11 A.M. Eastern Time

Purchase, N.Y., August 8, 2007 — Atlas Air Worldwide Holdings, Inc. (AAWW) (Nasdaq: AAWW), a leading provider of global air cargo services, today reported sharply higher earnings for the second quarter of 2007 compared with second quarter of 2006. This reflects a continuing improvement in aircraft utilization due to proactive asset management, sustained operational execution, the positive impact of Continuous Improvement initiatives, increased AMC charter demand, and reduced net interest expense.

Earnings for the quarter included a substantial tax benefit related to DHL Express’ investment in Polar Air Cargo Worldwide, Inc., in which DHL acquired a 49% equity interest (including a 25% voting stake) in exchange for $150 million in cash; $75 million was received at closing in late June, with the balance scheduled to be received in 2008.

For the June 30, 2007 quarter, AAWW earned $43.2 million, 304% more than in the second quarter of 2006. Earnings per diluted share equaled $2.01, nearly four times the year-ago level. Revenues for the quarter totaled $370.4 million, with operating income of $31.2 million and pretax income of $25.2 million. Net income reflected a tax benefit of $18.0 million, which was driven by a net tax benefit in connection with the DHL transaction that reduced income tax expense in the quarter by $27.7 million, or the equivalent of $1.29 per diluted share.

The Company recorded a deferred gain of $151.4 million in the quarter as a result of the DHL transaction. The gain will be recognized as income in the period in which the blocked-space agreement between Polar Air Cargo Worldwide and DHL commences, which is scheduled to occur no later than October 31, 2008.

“We substantially improved our operating performance in the second quarter of 2007,” said William J. Flynn, President and Chief Executive Officer of AAWW. “With a 16% smaller fleet, we generated better revenues, operating earnings and margins. Our active asset management, operational execution and Continuous Improvement initiatives are delivering measurable gains, with EBITDA up 19.7% and EBITDAR up 10.1%, and we are executing on our strategic plan to deliver even stronger earnings and growth.”

Operating income increased to 8.4% of revenues in the second quarter of 2007 from 8.3% in the second quarter of 2006, while EBITDA increased to 11.1% of revenues versus 9.4%, and EBITDAR improved to 21.6% of revenues from 19.8%. Operating income in the second quarter of 2006 benefited from a $2.8 million gain on sale of aircraft and approximately $3.5 million in lower depreciation expense. Adjusting for these items, operating income margin improved 180 basis points, from 6.6% in the second quarter of 2006 to 8.4 % in the latest quarter.

Average utilization of operating aircraft on a block-hours-per-day basis increased 15.3% during the quarter compared with the year-ago quarter. Including the Company’s dry leasing activities, operating income per aircraft on a total fleet basis increased 13.4% to $0.8 million, with EBITDA per aircraft rising 33.0% to $1.1 million and EBITDAR per aircraft rising 22.3% to $2.2 million. Adjusting for the second-quarter 2006 items noted above, operating income per aircraft increased 43%.

Continuous Improvement initiatives contributed approximately $14 million of cost savings to AAWW’s second-quarter results. In addition to savings and efficiency improvements in maintenance, fuel, procurement and inventory, AAWW is beginning to realize benefits from longer lead-time projects which reduce aircraft down-time, lower cargo and ramp handling costs, and improve productivity. By year-end 2007, the Company expects to realize in excess of $65 million in annualized savings, and the Company remains on track to achieve at least $100 million of annualized savings in 2008.

Mr. Flynn noted, “The most significant event of the second quarter was closing our strategic transaction with DHL Express. This transforms our Scheduled Service business and significantly increases its inherent value. The commencement of the blocked-space agreement will substantially increase AAWW’s profitability. It will significantly increase margins and earnings on the assets employed in the Polar network, while mitigating the traditional scheduled-service commercial risks. This partnership provides us the opportunity to be a strategic supplier of aircraft and related services to the global leader in the express market place. We will build this relationship for future growth in the world’s most important trade routes.”

Mr. Flynn concluded: “Our future is bright. We expect strong growth in demand for leading-edge, wide-bodied freighters, and we are positioned with the best fleet. We have a strong track record of execution, delivering compelling value to our customers, and generating strong financial performance.”

Conference Call

Management will host a conference call and slide presentation to discuss AAWW’s second-quarter 2007 financial and operating results at 11:00 A.M. Eastern Daylight Time on Wednesday, August 8, 2007.

Interested parties are invited to listen to the call live and view the presentation over the Internet at www.atlasair.com.

For those unable to listen to the live presentation, a replay will be available on the above Web sites for 90 days following the call. An audio replay will also be available through August 15, 2007 by dialing (800) 405-2236 (domestic) and (303) 590-3000 (international) and using Pass Code 11094940#.

2Q07 Performance Factors Versus 2Q06

Average utilization of operating aircraft during the second quarter increased 15.3% versus the second quarter of 2006, rising to 11.3 block hours per aircraft per day from 9.8. In addition, fuel-burn improved by 2.3% (3,213 gallons per block hour versus 3,289), driven by the Company’s FuelWise initiatives.

Total block-hour volumes in the second quarter were 3.2% lower than in the second quarter of 2006 (32,894 block hours versus 33,984). Through improved asset efficiency, 2007 block hours were generated by an operating fleet 16.0% smaller than in the second quarter of 2006 (32.0 operating aircraft compared with 38.1). Better aircraft utilization in 2007 also reflects action by management during 2006 and 2007 to maximize returns on select 747-200 aircraft through sales or subleases.

Operating revenues in the second quarter of 2007 rose 1.1%, or $4.0 million, compared with the year-earlier period, supported by an increase in AMC charter activity.

In ACMI, demand for AAWW’s 747-400 aircraft remained strong during the quarter, with all available 747-400 ACMI capacity under contract through 2007. Improved average block-hour rates ($5,971 versus $5,920) reflected a higher proportion of 747-400 aircraft employed in the segment compared with 747-200 aircraft. In addition, the decline in ACMI block hours (15,283 versus 17,292) largely reflected prior management actions that resulted in the sale or dry lease of 747-200 ACMI aircraft.

Eleven aircraft (ten 747-400s and one 747-200) directly supported the Company’s long-term ACMI operations at June 30, 2007, compared with 12 aircraft (ten 747-400s and two 747-200s) at June 30, 2006.

In the Scheduled Service segment, traffic (as measured by revenue ton miles, or RTMs) was unchanged, while capacity (as measured by available ton miles, or ATMs) decreased 0.7%. As a result, load factor improved to 63.4% from 63.1% in the year-ago period.

Capacity in the Scheduled Service segment was reallocated from certain trans-Pacific routes to the South American and trans-Atlantic routes to take advantage of more favorable trade conditions. Overall, however, unit revenues (RATM) declined 4.8% ($0.243 versus $0.255), while yield decreased 5.4% ($0.383 versus $0.405), due to both increased competitor capacity in key Asian markets and lower average yields in the South American trades commensurate with the substantially shorter length of haul.

Activity in the AMC Charter business increased 19.6% (5,459 block hours versus 4,565) during the quarter, reflecting the Company’s ability to flexibly allocate available capacity to meet an overall increase in the U.S. military’s heavy-lift requirements, as well as an increase in the relative amount of expansion business awarded to AAWW. Block-hour rates improved 8.4% ($17,083 versus $15,761) due to an increase in the charter rate per ton mile flown paid by the U.S. military.

Commercial Charter has implemented a strategic focus on developing solutions for customers in the oil and gas, heavy industry, and high-tech sectors to further maximize utilization of available capacity. In the second quarter, Charter block-hour rates increased slightly ($15,587 versus $15,257) while accompanied by a modest increase in block-hour volumes (1,837 versus 1,822).

Operating Expenses

Operating expenses in the quarter were $3.3 million, or 1.0%, higher than the comparable 2006 period, in large part reflecting an increase in fuel expense due to greater AMC flying and higher AMC fuel rates, as well as an increase in depreciation and amortization.

Total aircraft fuel expense rose 5.9%, or $6.8 million, during the quarter. Spending on fuel was mitigated by a 2.3% improvement in fuel-burn efficiency, equivalent to a savings of $2.9 million driven by the Company’s FuelWise initiatives, and a $1.1 million benefit from fuel-hedging activities related to the Company’s Scheduled Service business fuel requirements.

In the AMC segment, where the U.S. military reimburses the Company for fuel-price increases that exceed an agreed upon fuel price, fuel expense rose approximately $7.2 million on a 19.4% increase in fuel gallons consumed, reflecting higher AMC activity and a 2.3% increase in the AMC fuel rate. Aggregate fuel costs for Scheduled Service, which is the only business segment where the Company is directly exposed to fuel-price volatility risk, and Commercial Charter were comparable to costs in the second quarter of 2006. Aggregate fuel costs in these businesses reflected a slightly higher level of flying activity and a 2.9% increase in the average price per gallon, offset by a 3.0% reduction in gallons consumed.

Depreciation and amortization increased $3.5 million, or 54.3%, primarily due to a $4.7 million increase in the scrapping of spare rotable parts compared with the second quarter of 2006.

Labor expenses were $2.3 million, or 4.0%, higher than in the year-ago second quarter, primarily due to an increase in profit sharing and incentive compensation accruals related to comparative higher profitably.

Maintenance expense decreased $5.6 million, or 12.8%, principally reflecting a decrease in engine overhauls and the absence of D checks in the quarter. Maintenance expense in the quarter also benefited from the positive impact of Continuous Improvement savings initiatives.

Other operating expenses decreased $7.0 million, or 26.4%, versus the second quarter of 2006, primarily due to a $4.9 million decrease in legal and professional fees, a $2.2 million decrease in other miscellaneous expenses, and a $1.6 million decrease in consulting fees related to the redesign of internal controls that occurred in 2006, offset in part by a $0.6 million increase in bad-debt expense.

Net Interest Expense

Net interest expense decreased $7.1 million, or 52.9%, compared with the second quarter of 2006, primarily reflecting a lower level of outstanding debt, including the prepayment of $140.8 million of debt during the third quarter of 2006.

Income Taxes

Results for the second quarter included an income tax benefit of $18.0 million compared with an income tax expense of $6.8 million in the second quarter of 2006, resulting in a benefit of 71.4% versus an effective tax expense rate of 38.9%.

Rates for the second quarter of 2007 reflect a net tax benefit related to the transaction between Polar Air Cargo Worldwide and DHL Express. As a result, income tax expense was reduced by $27.7 million during the quarter.

AAWW may begin to pay U.S. cash income taxes in 2008 and anticipates that it will pay U.S. cash income taxes starting in 2009. The Company is evaluating certain opportunities to reduce its potential U.S. cash income tax liability, such as accelerated tax depreciation on future aircraft acquisitions, as well as other tax planning strategies that may allow for the reduction and recovery of cash taxes likely to be paid in future years. In addition, such strategies will also seek to reduce the Company’s effective tax rate.

Cash and Cash Equivalents

At June 30, 2007, AAWW’s cash and cash equivalents totaled $312.5 million compared with $231.8 million at year-end 2006.

The June 30 total includes proceeds of $75 million from DHL Express’ investment in Polar Air Cargo Worldwide in late June. An additional $75 million due from DHL Express is to be paid in two equal installments (with interest) on January 15, 2008 and November 17, 2008, subject to certain acceleration provisions.

As part of this transaction, DHL will be funding a post-closing working capital adjustment of approximately $23 million later this year.

Deferred Gain

As a result of the transaction with DHL, AAWW recorded a deferred gain of $151.4 million in the second quarter. The gain will be recognized as income in the period in which a blocked-space agreement between Polar Air Cargo Worldwide and DHL commences, which is scheduled to occur no later than October 31, 2008.

Outstanding Debt

At June 30, 2007, AAWW’s balance sheet debt and capital lease obligations totaled $403.3 million, including the impact of $79.4 million of unamortized discount related to fair market value adjustments recorded against its debt as a result of the application of fresh-start accounting.

Before the discount, the face value of AAWW’s on-balance sheet debt and capital lease obligations at June 30, 2007 totaled $482.7 million, compared with $501.5 million on December 31, 2006.

Non-GAAP Financial Measures: EBITDAR and EBITDA

EBITDAR increased to $80.0 million, $2.16 million per aircraft on a total fleet basis, in the second quarter of 2007 compared with $72.7 million, $1.77 million per aircraft, in the second quarter of 2006.

EBITDA rose to $41.3 million, $1.12 million per aircraft, in the latest reporting period compared with $34.5 million, $0.84 million per aircraft on a total fleet basis, in the second quarter of 2006.

About Non-GAAP Financial Measures

To supplement AAWW’s financial statements presented in accordance with GAAP, AAWW presents certain non-GAAP financial measures to assist in the evaluation of the performance of its business. These non-GAAP measures include EBITDAR and EBITDA. “EBITDAR” is defined as earnings before interest, taxes, depreciation, amortization, aircraft rent expense, gains on the disposals of assets, and post-emergence costs and related professional fees, as applicable.  “EBITDA” is defined as earnings before interest, taxes, depreciation, amortization, gains on the disposals of assets, and post-emergence costs and related professional fees, as applicable.

AAWW’s management uses these non-GAAP financial measures in assessing the performance of the Company’s ongoing operations and liquidity and in planning and forecasting future periods.

About Atlas Air Worldwide Holdings, Inc.:

AAWW is the parent company of Atlas Air, Inc. (Atlas) and Polar Air Cargo Worldwide, Inc. (Polar), which together operate the world’s largest fleet of Boeing 747 freighter aircraft.

AAWW, through its principal subsidiaries Atlas and Polar, offers ACMI aircraft leasing in which customers receive a dedicated aircraft, crew, maintenance and insurance on a long-term lease basis, cargo charters, military charters and scheduled air cargo service.

AAWW’s press releases, SEC filings and other information can be accessed through the Company’s home page, www.atlasair.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect AAWW’s current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of AAWW and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; the continued availability of our wide-body aircraft; demand for cargo services in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs and relations; financing costs; the cost and availability of war risk insurance; our ability to maintain adequate internal controls over financial reporting; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; weather conditions; government legislation and regulation; consumer perceptions of the companies’ products and services; pending and future litigation; and other risks and uncertainties set forth from time to time in AAWW’s reports to the United States Securities and Exchange Commission.

For additional information, we refer you to the risk factors set forth under the heading “Risk Factors” in the Annual Report on Form 10-K filed by AAWW with the Securities and Exchange Commission on March 15, 2007. Other factors and assumptions not identified above are also involved in the preparation of forward-looking statements, and the failure of such other factors and assumptions to be realized may also cause actual results to differ materially from those discussed.

AAWW assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

* * *

Atlas Air Worldwide Holdings, Inc.

Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Operating Revenues
ACMI	$91,252	$102,368	$175,539	$200,552
Scheduled service	144,245	152,579	270,118	281,259
AMC charter	93,258	71,951	207,994	145,077
Commercial charter	28,634	27,799	44,329	48,283
Other revenue	13,025	11,723	26,013	23,399

	$370,414	$366,420	$723,993	$698,570

Operating Expenses
Aircraft fuel	122,123	115,311	234,434	216,487
Salaries, wages and benefits	61,438	59,099	123,188	119,170
Maintenance, materials and repairs	37,937	43,495	83,219	83,879
Aircraft rent	38,702	38,166	77,123	75,955
Ground handling and airport fees	18,385	19,025	35,706	34,910
Landing fees and other rent	18,288	17,561	36,018	33,877
Depreciation and amortization	10,062	6,520	19,637	20,045
Gain on sale of aircraft	(37)	(2,779)	(1,005)	(2,779)
Travel	12,610	12,589	24,604	25,838
Post-emergence costs
and related professional fees	18	179	62	277
Other	19,652	26,684	42,281	53,236

Total operating expenses	339,178	335,850	675,267	660,895

Operating income	31,236	30,570	48,726	37,675

Non-operating Expenses
Interest income	(3,838)	(3,627)	(7,259)	(7,242)
Interest expense	11,274	17,188	22,522	34,488
Capitalized interest	(1,121)	(158)	(1,963)	(278)
Other (income) expense, net	(271)	(323)	92	(633)

Total non-operating expenses	6,044	13,080	13,392	26,335

Income before income taxes	25,192	17,490	35,334	11,340
Income tax expense (benefit)	(17,993)	6,795	(14,048)	4,343

Net income	$43,185	$10,695	$49,382	$6,997

Income per share:
Basic	$2.04	$0.52	$2.34	$0.34

Diluted	$2.01	$0.51	$2.30	$0.33

Weighted average shares:
Basic	21,175	20,591	21,110	20,554

Diluted	21,520	21,094	21,442	21,063

Atlas Air Worldwide Holdings, Inc.

Reconciliation to Non-GAAP Measures
(in thousands)
(Unaudited)

	For the	For the	For the	For the
	Three Months Ended	Three Months	Six Months Ended	Six Months
	June 30, 2007	Ended June 30, 2006	June 30, 2007	Ended June 30, 2006
Income before income taxes	$25,192	$17,490	$35,334	$11,340
Post-emergence costs and related professional fees	18	179	62	277
Gain on disposal of aircraft	(37)	(2,779)	(1,005)	(2,779)

Pretax income before gain on disposal of aircraft and post-emergence costs and related professional fees	25,173	14,890	34,391	8,838
Interest expense, net	6,315	13,403	13,300	26,968
Other non-operating (income) expense	(271)	(323)	92	(633)

Operating income before non-operating items, gain on disposal of aircraft, and post-emergence costs and related professional fees	31,217	27,970	47,783	35,173
Depreciation and amortization	10,062	6,520	19,637	20,045

EBITDA, as adjusted*	41,279	34,490	67,420	55,218
Aircraft rent	38,702	38,166	77,123	75,955

EBITDAR, as adjusted*	$79,981	$72,656	$144,543	$131,173

• EBITDA, as adjusted: Earnings before interest, taxes, depreciation, amortization, gains on the disposals of assets, and post-emergence costs and related professional fees, as applicable.

* EBITDAR, as adjusted: Earnings before interest, taxes, depreciation, amortization, aircraft rent expense, gains on the disposals of assets, and post-emergence costs and related professional fees, as applicable.

Atlas Air Worldwide Holdings, Inc.

Operating Statistics and Traffic Results
(Unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30,		Percent	June 30,		Percent
	2007	2006	Change	2007	2006	Change
Fleet: (average during the period)
Operating aircraft count (1) 32.0		38.1	(16.0%)	32.3	38.5	(16.1%)
Block Hours
ACMI	15,283	17,292	(11.6%)	29,440	34,066	(13.6%)
Scheduled service 10,164		10,090	0.7%	19,165	18,651	2.8%
AMC charter	5,459	4,565	19.6%	12,310	9,076	35.6%
Commercial charter 1,837		1,822	0.8%	3,037	3,264	(7.0%)
All other	151	215	(29.8%)	354	377	(6.1%)

Total Block Hours 32,894		33,984	(3.2%)	64,306	65,434	(1.7%)

Revenue Per Block Hour
ACMI	$5,971	$5,920	0.9%	$5,963	$5,887	1.3%
AMC charter	$17,083	$15,761	8.4%	$16,896	$15,985	5.7%
Commercial charter $15,587		$15,257	2.2%	$14,596	$14,793	(1.3%)
Scheduled Service Traffic
RTM’s (000’s)	376,275	376,986	(0.2%)	711,359	694,017	2.5%
ATM’s (000’s)	593,816	597,889	(0.7%)	1,116,934	1,098,496	1.7%
Load Factor	63.4%	63.1%	0.3 pts	63.7%	63.2%	0.5 pts
RATM (2) $0.243		$0.255	(4.8%)	$0.242	$0.256	(5.5%)
RTM Yield (3) $0.383		$0.405	(5.4%)	$0.380	$0.405	(6.2%)
Fuel
Scheduled Service and Commercial
Charter:
Average fuel cost per gallon $2.12		$2.06	2.9%	$2.03	$2.06	(1.5%)
Fuel gallons consumed (000’s) 38,880		40,063	(3.0%)	71,695	73,473	(2.4%)
AMC Charter:
Average fuel cost per gallon $2.25		$2.20	2.3%	$2.25	$2.20	2.3%
Fuel gallons consumed (000’s) 17,710		14,831	19.4%	39,588	29,750	33.1%
		(1) Fleet excludes the following aircraft count that were dry leased:
Dry leased	5.0	3.0	66.7%	5.0	3.0	66.7%
For the Six Months Ended June 30, 2006, Fleet includes one aircraft held for sale that did no commercial flying during the period through its disposition in April 2006.
(2) RATM represents scheduled service revenue dollars per available ton mile.
(3) RTM Yield represents scheduled service revenue dollars per revenue ton mile.